Exhibit 99.B

EXHIBIT B

RULE 10b5-1 PURCHASE INSTRUCTION

Instruction, dated March 17, 2009 (this “Instruction”), between each of the entities listed on the signature pages hereto (each, a “Purchaser”) and Credit Suisse Securities (USA) LLC ( “Broker”).  This Instruction was established by each Purchaser to qualify for the affirmative defense and safe harbor provided by Rule 10b5-1 (“Rule 10b5-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The obligations of the Purchasers under this Instruction are several and not joint, and each reference to “Purchaser” hereunder shall be deemed to refer to a specific Purchaser.

WHEREAS, Purchaser desires to purchase Common Shares (“Shares”) of TriMas Corporation (the “Issuer”), par value $0.01 per share (ticker symbol: TRS); and

WHEREAS, Purchaser desires to appoint Broker to purchase Shares on its behalf in accordance with this Instruction;

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, Purchaser and Broker hereby agree as follows:

1.             Subject to paragraph 2 below, Broker shall purchase Shares on each day on which the New York Stock Exchange (the “Exchange”) is open for trading and the Shares trade regular way on the Exchange, at the then prevailing market prices, commencing on the date specified in Section 2; provided, however, that Broker shall continue purchasing Shares in accordance with Annex A hereto up to an aggregate maximum number for all Purchasers of 1,760,000 or 3,000,000 Shares, as determined as set forth on Annex A (as such share amounts are subject to adjustment for stock splits, reverse splits, stock dividends, share combinations and the like) (the applicable maximum number, the “Maximum Number”).  The Share purchases by the Broker pursuant to this Instruction shall be allocated among the several Purchasers in compliance with the sharing ratios described on Annex A.  Purchaser shall pay to Broker the per Share commission set forth on Annex A for each Share so purchased.  Subject to the procedures on Annex A, Broker will execute all transactions in accordance with this Instruction in compliance with ordinary principles of best execution and notify Purchaser of all such transactions pursuant to customary trade confirmations, which shall be provided via email within 24 hours of each transaction.

2.             Notwithstanding anything to the contrary herein, this Instruction shall become effective on the later of (a) the tenth (10th) day after the date hereof and (b) the date on which Purchaser notifies Broker in writing that the Issuer’s Board of Directors has approved the transactions contemplated by this Instruction pursuant to Section 203 of the Delaware General Corporation Law, and shall end on the earliest to occur of the following dates (such date, subject to earlier termination pursuant to paragraph 14, the “End Date”): (i) the date on which the aggregate number of Shares purchased by Broker in accordance with this Instruction equals the Maximum Number specified in Annex A, respectively; (ii) the date on which Purchaser or any other person publicly announces a tender or exchange offer with respect to the Shares; (iii) the date of public announcement of a merger, acquisition, reorganization, recapitalization or comparable transaction affecting the securities of Issuer as a result of which the Shares are to be exchanged or converted into other securities or property; and (iv) the date on which Broker receives notice of the liquidation or dissolution of Purchaser or Issuer, or that Purchaser or Issuer has filed a petition for bankruptcy or reorganization, or a petition for bankruptcy has been filed against Purchaser or Issuer and has not been dismissed within sixty (60) calendar days of its filing.  If Broker determines that any event specified in (i) through (iv) above has occurred, Broker shall promptly notify Purchaser of such fact.

3.             Intentionally omitted

4.             Purchaser represents and warrants that the purchase of Shares pursuant to this Instruction (i) has been duly authorized by Purchaser, (ii) has been notified to the Issuer’s board of directors, and  (iii) is not, to Purchaser’s knowledge, prohibited or restricted by any legal, regulatory or contractual restriction or undertaking binding on Purchaser.  Purchaser shall immediately notify Broker if it becomes aware of a legal, regulatory or contractual restriction or undertaking that would prevent Broker from making purchases pursuant to this Instruction, and, in such a case, Purchaser and Broker shall cooperate to amend or otherwise revise this Instruction to take account of such legal, regulatory or contractual restriction or undertaking (provided that neither party shall be required to take any action that would be inconsistent with the requirements of Rule 10b5-1(c)).  Until the End Date, Purchaser shall conduct open market purchases of the Shares only through Broker.

5.             Broker and Purchaser acknowledge and agree that Purchaser shall, within two (2) business days after the date of this Instruction, file a notification on either an amendment to an existing Schedule 13G or a new Schedule 13D, in each case relating to Purchaser’s beneficial ownership of Common Shares with the United States Securities and Exchange Commission.

6.             (i)            Purchaser understands that Broker may not be able to effect a purchase due to a market disruption or a legal, regulatory or contractual restriction applicable to Broker.  If any purchase cannot be executed as required by paragraph 1, due to a market disruption, or a legal, regulatory or contractual restriction applicable to Broker, Broker agrees to effect such purchase as promptly as practical after the cessation or termination of such market disruption, applicable restriction or other event.

(ii)           Notwithstanding anything to the contrary herein, this Instruction shall be suspended and the Broker shall not be required to purchase Shares in accordance herewith for such period as required to ensure compliance by the Purchaser or the Broker with the provisions of Regulation M under the Exchange Act in the event of distribution by the Issuer or the Purchaser of Common Shares, Shares or securities convertible to such Common Shares or Shares.

7.             Purchaser represents and warrants that it is not aware of material, nonpublic information concerning the Issuer or the Shares and is entering into this Instruction in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 or other United States federal securities laws.  Purchaser will not, while this Instruction remains in effect, alter or deviate from the terms of this Instruction or enter into or alter any corresponding or hedging transaction or position with respect to the Shares until the End Date.

8.             It is the intent of the parties that this Instruction comply with the requirements of Rule 10b5-1(c)(1)(i)(B) and this Instruction shall be interpreted to comply with the requirements of Rule 10b5-1(c).

9.             Purchaser understands and agrees that, while the Credit Suisse Monetization Services Group is executing purchases of the Shares on behalf of Purchaser pursuant to this Instruction, other desks at Broker that are not participating in such purchases may continue to make a market in the Shares or otherwise trade the Shares for Broker’s own account or to facilitate customer transactions.

10.           From the date hereof until the End Date or termination of this Instruction pursuant to paragraph 14, Purchaser agrees not to discuss with Broker the Issuer’s business, operations or prospects or any other information likely to be related to the value of the Shares; provided, however, that Purchaser may communicate with Broker personnel who are not responsible for, and have no ability to influence, the execution of this Instruction.

11.           Broker represents and warrants to Purchaser that it has implemented reasonable policies and procedures, taking into consideration the nature of Broker’s business, to ensure that individuals making investment decisions will not violate the laws prohibiting trading on the basis of material, nonpublic information.  These policies and procedures include those that restrict any purchase or sale, or the causing of any purchase or sale, of any security as to which Broker has material, nonpublic information, as well as those that prevent such individuals from becoming aware of or being in possession of material, nonpublic information.

12.           Purchaser has consulted with its own advisor as to the legal, tax, business, financial and related aspects of, and has not relied upon Broker or any person affiliated with Broker in connection with, Purchaser’s adoption of this Instruction.  Purchaser acknowledges that Broker is not acting as a fiduciary or an advisor for Purchaser.

13.           This Instruction (including Annex A) constitutes the entire agreement between Broker and Purchaser with respect to the subject matter hereof, and supersedes any previous or contemporaneous agreements, understandings, proposals or promises with respect thereto, whether written or oral.

14.           Broker acknowledges that Purchaser may terminate this Instruction at any time by giving notice to Broker.

15.           This Instruction shall be governed by and construed in accordance with the laws of the State of New York and may be modified or amended only by a writing signed by the parties hereto.

16.           This Instruction may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

17.           If any provision of this Instruction is or becomes inconsistent with any applicable present or future law, rule or regulation, that provision will be deemed modified or, if necessary, rescinded in order to comply with the relevant law, rule and regulation.  All other provisions of this Instruction will continue and remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have signed this Instruction as of the date first written above.

PURCHASERS:		BROKER:

TRIMAS INVESTMENT FUND I. L.L.C.		CREDIT SUISSE SECURITIES (USA)
By: Heartland Industrial Associates,
L.L.C., the General
Partner of Heartland Industrial Partners,		By:	/s/ Craig Wiele
L.P., its Managing Member		Name: Craig Wiele
Title: Director

By:	/s/ Daniel P. Tredwell
Name: Daniel P. Tredwell
Title: Managing Member

TRIMAS INVESTMENT FUND II, LLC
By: Heartland Industrial Associates,
L.L.C., its Managing Member

By:	/s/ Daniel P. Tredwell
Name: Daniel P. Tredwell
Title: Managing

HIP SIDE-BY-SIDE PARTNERS, L.P.
By: Heartland Industrial Associates,
L.L.C., its General Partner

By:	/s/ Daniel P. Tredwell
Name: Daniel P. Tredwell
Title: Managing Member

HIP SIDE-BY-SIDE I-A, L.L.C.
By: Heartland Industrial Associates, L.L.C.

By:	/s/ Daniel P. Tredwell
Name: Daniel P. Tredwell
Title: Managing Member